Exhibit 10.4

FRESH VINE WINE, INC.

Restricted Stock UNIT Agreement

(Employee Inducement Grant)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made effective as of April 25, 2023 (the “Grant Date”) is by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Roger Cockroft (“Employee”).

Background

A. The Company has adopted the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (as the same shall have been amended from time to time in accordance with the terms thereof, the “Plan”), to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company.

B. The Company intends to grant restricted stock units to Employee as an inducement material to Employee entering into employment with the Company, pursuant to Section 711(a) of the NYSE American LLC Company Guide (the “Inducement Grant”).

C. The Company intends that the Inducement Grant will be granted outside of the Plan and will not reduce the share reserve of the Plan, but the Inducement Grant will otherwise be subject to the terms of the Plan as if it had been granted under the Plan.

D. The independent compensation committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and/or at least majority of the Company’s independent directors believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted and has approved the Inducement Grant.

E. The Company desires to grant restricted stock to Employee, and Employee desires to accept such restricted stock, on the terms and conditions set forth herein and in the Plan, other than the limits contained in Section 5 of the Plan, which will not apply.

F. The terms of this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a “short-term deferral” of compensation. Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement as “Section 409A.”

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. Subject to Section 2 below, the Company hereby grants to Employee restricted stock units (collectively, the “Units”) having a stated value equal to $154,726 (the “Stated Value”), which collectively represent the right to receive the Stated Value or a portion thereof, payable shares of the Company’s common stock (“Shares”) valued at the most recent closing price of the Company’s common stock on the Vesting Date (as defined herein) in accordance with and subject to the terms and provisions of this Agreement and the Plan (other than the limits contained in Section 5 of the Plan, which will not apply. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Vesting and Forfeiture of Units.

(a) Generally. Except as otherwise provided herein, Employee shall vest in all or a portion of the Stated Value of the Units based on the attainment of the performance objectives, to be determine by the Board (or a compensation committee thereof) and communicated to Employee, and attached on Exhibit A as of the filing date of the Company’s Annual Report on Form 10-K for the 2023 fiscal year (the “Vesting Date”), provided that Employee remains continuously employed by the Company through the Vesting Date. The Stated Value of the Units which do not vest on the vesting date, as a result of failing to attain the performance objectives set forth on Exhibit A or a result of Employee ceasing to be continuously employed by the Company through the Vesting Date, will be immediately forfeited.

(b) Forfeiture. The foregoing vesting schedule notwithstanding, if Employee shall cease to be continuously employed by the Company (for any reason or no reason, and regardless of whether ceasing to be an employee is voluntary or involuntary on the part of Employee) prior to the Vesting Date, the Stated Value of Units otherwise scheduled to vest on such Vesting Date shall not vest, shall be automatically forfeited, and all of Employee’s rights to and under such non-vested portion of the Units shall terminate.

3. Form and Timing of Payment. As soon as administratively practicable following each Vesting Date, but no later than thirty (30) days thereafter, the Company shall pay to the Employee (or his estate, if applicable) the Stated Value of vested Units. Subject to Section 5 below (with respect to tax withholding), the Stated Value of vested Units will be settled in shares of the Company’s common stock valued at the closing price of the Company’s common stock on the Vesting Date (the “Settlement Price”). The Company shall register on the books of the Company and issue one or more certificates in Employee’s name evidencing a number of Shares equal to the number of Stated Value of vested Units divided by the Settlement Price (or register such Shares in book entry form on the books of the Company or its transfer agent), subject to Employee’s election to have the Company withhold Shares pursuant to Section 5 to satisfy Employee’s withholding tax payment obligations. Any fractional Share to be issued in respect of vested Units shall be rounded up to the nearest full share. Whenever the Company shall become obligated to issue Shares in respect of vested Units subject to this Agreement, all rights of Employee with respect to such Units, other than the right to such issuance, shall terminate and be of no further force or effect and such Unit (included the Stated Value thereof) shall be cancelled.

4. No Right to Continuation of Employment or Corporate Assets; No Rights as Stockholder. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. Employee shall not have any rights of a stockholder with respect to the Shares underlying the Units unless and until the Units vest and are settled by the issuance of such Shares.

5. Withholding of Tax. To the extent that the receipt of common stock upon the vesting of Units results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company may elect to take such actions permitted under the Plan. Notwithstanding the foregoing, Employee may elect to satisfy this obligation in whole or in part by electing to have the Company withhold from the Shares otherwise issuable, shares of the Company’s common stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction, in accordance with the Plan.

6. Adjustments. If any change is made to the outstanding common stock or the capital structure of the Company, if required, the Units shall be adjusted or terminated in any manner as contemplated by Section 10.6 of the Plan.

7. No Assignment of Units or Rights to Shares. Neither Employee nor any beneficiary shall have any right to assign, pledge or otherwise transfer any Units or any right to receive cash or shares of common stock under this Agreement, except to the limited extent permitted under the Plan. No creditor of Employee (or of any beneficiary) shall have any right to garnish or otherwise attach any Units or any right to receive cash or shares of common stock under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

8. Securities Law Matters. Employee acknowledges that the Shares may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Employee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a customary 1933 Act restricted legend restricting the transferability thereof.

9. Employee Representations. Employee hereby represents and warrants that Employee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement.

10. The Plan; Administration. The Units are governed by the terms of the Plan (other than the limits contained in Section 5 of the Plan, which will not apply) as if this Inducement Grant had been granted under the Plan, which the terms of which incorporated herein by reference. The Board and/or the Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board and/or the Committee with respect thereto and to this Agreement shall be final and binding upon the Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

11. General.

(a) Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Employee under this Agreement shall be in writing and addressed to Employee at Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(b) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

(c) This Agreement may be amended only by a written agreement executed by the Company and Employee.

(d) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein; and this Agreement shall not be modified except in accordance with paragraph 11(c) of this Agreement.

(e) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(f) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be constitute but one in the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other means of electronic transmission utilizing reasonable image scan technology (or DocuSign technology) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(h) If the parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 11(h); (ii) during the 30-day period following the delivery of the notice described in this Section 11(h) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Nevada, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Employee. In the event of failure of the parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

(i) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles; provided that if the jurisdiction of incorporation of the Company is a jurisdiction other than Nevada, then this Agreement shall instead be governed by the laws of the jurisdiction of incorporation of the Company, without regard to its conflicts-of-law principles. The venue for any action relating to this Agreement shall be the federal or state courts located in Minneapolis, Minnesota, to which venue each party hereby submits.

Signature Page follows.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement to be effective as of the date first set forth above.

EMPLOYEE:

/s/ Roger Cockroft
Roger Cockroft

FRESH VINE WINE, INC.:

By:	/s/ Michael Pruitt
Name:	Michael Pruitt
Title:	Non-Executive Chair of the Board of Directors

Signature Page – Restricted Stock Purchase Agreement

Exhibit A

to

Restricted Stock Unit Agreement

Additional Terms and Conditions of Performance-Based Vesting